AMENDMENT TO EXPENSE LIMITATION AGREEMENT

BETWEEN OLD MUTUAL FUNDS I (THE “TRUST”)

AND OLD MUTUAL CAPITAL, INC.

DATED SEPTEMBER 29, 2006

(THE “AGREEMENT”)

AS AMENDED MARCH 31, 2008

On behalf of the following series funds of the Trust:

Old Mutual VA Asset Allocation Conservative Portfolio

Old Mutual VA Asset Allocation Balanced Portfolio

Old Mutual VA Asset Allocation Moderate Growth Portfolio

Old Mutual VA Asset Allocation Growth Portfolio

Old Mutual Analytic VA Defensive Equity Portfolio

Old Mutual Analytic VA Global Defensive Equity Portfolio

Paragraph 3 of the Agreement is hereby amended and restated as follows:

3.      This Agreement shall continue in effect through April 30, 2009 unless terminated by the Adviser by giving thirty (30) days advance written notice of termination to the Trustees of the Trust. Any termination shall not affect the obligation (including the amount of the obligation) of a Fund to repay amounts of Deferred Expenses with respect to periods prior to the date specified in such notice.

Old Mutual Funds I	Old Mutual Capital, Inc.

By: /s/ Julian F. Sluyters	By: /s/ Mark E. Black
Name: Julian F. Sluyters	Name: Mark E. Black
Title: President	Title: Chief Financial Officer